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                                                     [LOGO OF AMCC APPEARS HERE]

                                                                   EXHIBIT 10.18

                               January 30, 1996

Mr. David Rickey


Re: OFFER OF EMPLOYMENT
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Dear David:

APPLIED MICRO CIRCUITS CORPORATION ("AMCC") is pleased to offer you a position in our Company as President and CEO. The following are the basic terms:

1.   Compensation:
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     Your bi-weekly salary will be $10,576.90, which equated to $275,000.00 annually. A $75,000.00 hiring bonus (net of all taxes) will be paid on the first day of employment. You will be given an annual bonus determined by the Board of Directors in its discretion based on AMCC performance and targeted at $60,000.00.

2.   Stock Options:
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     You will be granted options to purchase 1,200,00 shares pursuant to AMCC's current 1992 Stock Option Plan, and AMCC's Stock Option Agreement. The options will vest at the rate of 300,000 shares one year after you commence employment and 75,000 shares each three months thereafter, subject to continued employment. All stock options offered, and all terms of the option and repurchase agreements (including option price), are contingent upon final approval by AMCC's Board of Directors. The option price established by the Board has recently been $.35 per share, and AMCC intends to take action to cause the options to be granted with an exercise price of $.35 per share.

     The issuance of the options is also contingent upon the approval of an increase in the available stock option shares by the California Commissioner of Corporations.

     All options will vest in the event of an acquisition of AMCC by merger or sale of assets. If AMCC is acquired, and the per share value is less than $2.00 per share, then additional compensation will be provided to make up the difference between $2.00 per share and the per share merger/sale price as determined by AMCC's Board of Directors.



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3.   Benefits:
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     You will be entitled to AMCC standard Medical, Dental and Life Insurance benefits, as well as supplemental Medical and Dental Insurance to cover deductibles, copayments and non-covered medical expenses at 100%.
     AMCC will also pay the premiums on a Life insurance policy for $2,000,000.00.

4.   Prior Relocation Expenses:
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     AMCC will reimburse you against any claims made by your prior employer for repayment of up to $120,000.00 of "grossed up" relocation payments, for which you may be deemed liable.

5.   Relocation:
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     AMCC will reimburse your reasonable relocation expenses (including closing costs on sale of your existing residence and purchase of a new residence, temporary living expenses, mortgage expense on your exiting residence while unoccupied prior to sale, losses on sale of your existing residence and moving expenses) up to a maximum of $130,000, the reimburse amount to be grossed up for tax purposes.

6.   Loans:
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     AMCC will reinstate the loan previously made to you in the principal amount of $53,000.00 at the applicable federal interest rate, with principal and interest to repaid on or before February 28, 1999. Recently, the minimum applicable federal interest rate for loans of 3 years or less, with interest compounded annually, has been 5.50%.
     AMCC will provide a loan for $750,000.00 at the minimum applicable federal interest rate. The principal and interest will be due in 3 years. This note will be secured by NexGen stock (or post-merger AMD Stock) received by you pursuant to the exercise of your NexGen options, with a value of the collateral of at least 120% of the principal amount of the loan as of the date of the loan. This note shall be non-recourse to you personally.If you elect to sell any portion of the collateral, you will repay an equivalent portion of the principal amount of the loan, together with all accrued interest on such portion.
     AMCC will provide a real estate bridge loan for a down payment on a San Diego home for up to $150,000.00. Said note shall be unsecured, but with full recourse to you, and will bear interest at the minimum applicable federal interest rate.

7.   Start Date:
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     On or before February 28, 1996. Your employment with AMCC shall be "at will" and terminable by either you or the Company at any time for any reason, with or without cause, and with or without notice.

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Dave, we look forward to a very rewarding and mutually beneficially association.
This agreement is our entire agreement and supersedes any prior agreements or understandings.

Sincerely,

APPLIED MICRO CIRCUITS CORPORATION

/s/ Roger Smullen
Roger Smullen
Chairman of the Board

Agreed and understood.

/s/ David M. Rickey
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David Rickey


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